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                                                                    EXHIBIT 23.1



Auditors' Consent


We have issued our reports dated February 28, 1997 accompanying the consolidated financial statements and schedule of Michael Foods, Inc. and Subsidiaries which are included in the Annual Report on Form 10-K of Michael Foods, Inc. for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Michael Foods, Inc. on Forms S-8 (File No. 33-31914, effective November 21, 1989 and March 25, 1997 as amended; File Nos. 33-64076 and 33-64078, effective June 9, 1993 and March 25, 1997 as amended; File No. 33-57969, effective March 7, 1995 and March 25, 1997 as amended; and File No. 333-23949, effective March 25, 1997).

                                              /s/GRANT THORNTON  LLP

Minneapolis, Minnesota
March 17, 1997